UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2006

FLEXSTEEL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-5151	42-0442319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 Jackson Street, Dubuque, Iowa	52001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 563-556-7730
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2006, Flexsteel Industries, Inc. (“Flexsteel”) entered into an Employment Agreement with Donald D. Dreher as Senior Vice President of Flexsteel and President and Chief Executive Officer of DMI Furniture, Inc. The Employment Agreement is effective through December 31, 2009, unless terminated prior to that time as provided in the Employment Agreement. Flexsteel has the right to terminate the Employment Agreement upon 30 days advance notice without cause and can terminate the Employment Agreement immediately for cause (as defined in the Employment Agreement). Mr. Dreher can terminate the Employment Agreement upon 120 days advance notice. Under the terms of the Employment Agreement, Mr. Dreher is entitled to (i) a base annual salary of $354,300, (ii) an annual bonus, subject to achieving annual performance levels established by Flexsteel’s Board of Directors, of not less than $50,000 and (iii) certain other fringe benefits. In the event the Employment Agreement is terminated without cause prior to December 31, 2009, Mr. Dreher is entitled to payment in one lump sum of the balance of his base salary through December 31, 2009 so long as he agrees to comply with the noncompete provisions of the Employment Agreement. The Employment Agreement also contains a 24 month post-termination noncompete provision as well as non-solicitation and confidentiality provisions. A copy of the Employment Agreement is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

10.1	Employment Agreement dated October 1, 2006 between Flexsteel Industries, Inc. and Donald D. Dreher.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSTEEL INDUSTRIES, INC. (Registrant)
Date:	October 5, 2006	By:	/s/ Timothy E. Hall
Timothy E. Hall Vice President-Finance, CFO, and Secretary Principal Financial Officer